Exhibit 99.1

Adicet Reports Fourth Quarter and Full Year 2021 Financial Results and Highlights Recent Company Progress

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Complete and near complete responses observed starting at lowest dose in interim findings from Phase 1 study of ADI-001 in non-Hodgkin’s lymphoma (NHL); additional interim clinical data expected in the first half of 2022
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Successfully raised $94.2 million in net proceeds through a public follow-on offering

MENLO PARK, Calif. and BOSTON, Mass – March 15, 2022 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing first-in-class allogeneic gamma delta chimeric antigen receptor (CAR) T cell therapies for cancer, today reported financial results and operational highlights for the fourth quarter and year ended December 31, 2021.

“2022 marks an exciting new chapter for Adicet. Our clinical and operational accomplishments in the fourth quarter of 2021, including the presentation of positive clinical data for our lead asset ADI-001 in NHL, in which we observed complete responses starting at our lowest dose level, and our subsequent successful capital raise, serve as a strong foundation to continue to execute against key upcoming milestones,” said Chen Schor, President and Chief Executive Officer of Adicet Bio. “We’re pleased to share that we’ve completed dosing of subjects in dose level two and are enrolling subjects in dose level three in our Phase 1 trial and remain on track to report additional interim clinical data in the first half of 2022, which we hope will further reinforce the potential of Adicet’s first-in-class allogeneic, off-the-shelf gamma delta CAR T cell platform for patients living with cancer.”

Fourth Quarter 2021 and Recent Operational Highlights:

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Announced positive interim clinical data from Phase 1 study ADI-001. In December 2021, Adicet reported positive interim data from its ongoing dose escalation Phase 1 study evaluating the safety and tolerability of ADI-001, Adicet’s investigational therapy targeting CD20 for the potential treatment of NHL. Complete and near complete responses were observed starting at lowest dose level (30 million CAR+ cells), as well as evidence of in vivo expansion and circulating pharmacodynamic biomarkers consistent with ADI-001 activation. Overall, ADI-001 infusions were generally well-tolerated, with no ADI-001 related serious adverse events, including Graft Versus Host Disease (GvHD), neurotoxicity or high-grade Cytokine release syndrome (CRS) reported as of the November 22, 2021 data cutoff. Adicet has completed dosing of subjects in dose level two and is currently enrolling subjects in dose level three. The Company anticipates reporting additional interim clinical data in the first half of 2022.
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Successfully raised $94.2 million in net proceeds through a public follow-on offering. In December 2021, Adicet successfully completed a capital financing of $100.6 million in aggregate gross proceeds. After deducting underwriting discounts and commissions and offering expenses, the Company received $94.2 million of net proceeds. The Company plans to utilize the net proceeds from the financing to advance its pipeline of gamma delta CAR T cell therapies.
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Regeneron Pharmaceuticals to license the exclusive, worldwide rights to ADI-002. In January 2022, Regeneron Pharmaceuticals, Inc. exercised its option to license the exclusive, worldwide rights to ADI-002, Adicet’s allogeneic gamma delta CAR T cell therapy directed against Glypican-3. In conjunction with the exercise of the option, Regeneron paid an exercise fee of $20.0 million to Adicet.
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ADI-001 preclinical data published in Clinical and Translational Immunology. In February 2022, Clinical and Translational Immunology published data highlighting the key properties of ADI-001, the

Company’s investigational therapy targeting CD20 for the potential treatment of B-cell NHL. These preclinical findings underscore ADI-001’s potent, rapid targeting activity, which combines innate, adaptive and CAR-mediated mechanisms. Preclinical data also demonstrated efficient kinetics of cell killing compared to traditional CAR T cells, highly durable and proliferative cell activity, and decreased expression of cell exhaustion markers, all of which may support high anti-tumor potency and therapeutic potential.
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Appointed Michael G. Kauffman, M.D., Ph.D., to the Company’s Board of Directors. In November 2021, Adicet announced the appointment of Dr. Michael Kauffman to its Board of Directors. Dr. Kauffman is currently a board member for Karyopharm Therapeutics, Verastem Oncology and Kezar Life Sciences, and brings over 20 years of experience in the life sciences industry, including expertise in preclinical research, clinical development and regulatory strategy to Adicet’s board.
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Presented Preclinical Data for ADI-002 at the 36th Society for Immunotherapy of Cancer (SITC) Annual Meeting. In November 2021, Adicet presented preclinical findings for ADI-002 at the SITC Annual Meeting. The data demonstrated potent gamma delta CAR T cell activation, cytotoxicity, tumor-specific homing, proliferation, and enhanced activity without evidence of graft versus host alloreactivity. ADI-002 is designed specifically to target solid tumors.

Financial Results for Fourth Quarter and Full Year 2021:

Three months Ended December 31, 2021

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Research and Development (R&D) Expenses: R&D expenses were $14.7 million for the three months ended December 31, 2021, compared to $9.7 million during the same period in 2020. The $5.0 million increase is primarily driven by an increase of $1.8 million of payroll and personnel expenses, a net increase of $1.8 million for expenses related to contract manufacturing organizations (CMO), contract research organizations (CRO) and consultant costs related to our lead product candidate ADI-001, and other externally sponsored research expenses, and an increase of $1.3 million in facility and other expenses. Payroll and personnel expenses for the three months ended December 31, 2021, includes $1.6 million of non-cash stock-based compensation expense compared to $0.6 million during the same period in 2020.
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General and Administrative (G&A) Expenses: G&A expenses were $6.4 million for the three months ended December 31, 2021, compared to $5.1 million during the same period in 2020. The $1.3 million increase is primarily driven by an increase of $1.8 million of payroll and personnel expenses, partially offset by a decrease of $0.5 million of professional fees for legal, consulting, accounting, tax and other services. Payroll and personnel expenses for the three months ended December 31, 2021, includes $2.7 million of non-cash stock-based compensation expense compared to $1.1 million during the same period in 2020.
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Net Loss: Net loss attributable to common shareholders for the three months ended December 31, 2021 was $15.8 million, or a net loss of $0.47 per basic and diluted share, including non-cash stock-based compensation expense of $4.3 million, as compared to a net loss of $9.0 million during the same period in 2020, or a net loss of $0.46 per basic and diluted share, including non-cash stock-based compensation expense of $1.6 million.

Twelve Months Ended December 31, 2021

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Research and Development (R&D) Expenses: R&D expenses were $48.9 million for the year ended December 31, 2021, as compared to $34.3 million for year ended December 31, 2020. The increase of $14.6 million in R&D expenses year-over-year was primarily due to an increase of $5.8 million related to payroll and personnel expenses due to increases in headcount of employees involved in research and development activities and an increase in stock-based compensation of $3.1 million. In addition, there was an increase of $3.7 million in fees incurred for CMO, CRO and consultant costs due to ramping up manufacturing and clinical development activities related to our first product candidate ADI-001 and other externally sponsored research, and an increase of $4.9 million in facilities and other expenses.
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General and Administrative (G&A) Expenses: G&A expenses were $22.2 million for the year ended December 31, 2021, compared to $22.8 million for the year ended December 31, 2020. The decrease was primarily due to a decrease of $6.3 million in professional fees related to legal and audit fees incurred due to our reverse merger in 2020, partially offset by an increase of $3.1 million of payroll and personnel expenses, which included higher stock-based compensation of $4.2 million and salaries and benefits of $1.0 million and lower temporary contractor fees of $2.2 million. There was also an increase of $2.8 million in facilities and other expenses and $0.5 million in other administrative costs.
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Net Loss: Net loss attributable to common shareholders for the year ended December 31, 2021 was $62.0 million, or a net loss of $2.00 per basic and diluted share, including non-cash stock-based compensation expense of $12.5 million, as compared to a net loss in 2020 of $36.7 million, or a net loss of $5.01 per basic and diluted share, including non-cash stock-based compensation expense of $5.3 million.
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Cash Position: Cash and cash equivalents and marketable debt securities were $277.5 million as of December 31, 2021, compared to $94.6 million as of December 31, 2020. In December 2021, the Company successfully completed a public offering resulting in $94.2 million of net proceeds. The Company expects that current cash and cash equivalents and marketable debt securities as of December 31, 2021, will be sufficient to fund its operating expenses at least into the second half of 2024.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with CAR and T cell receptor-like targeting moieties to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and improve persistence for durable activity in patients. For more information, please visit our website at http://www.adicetbio.com.

Forward-Looking Statements

This press release contains "forward-looking statements" of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet including, but not limited to, express or implied statements regarding preclinical and clinical development of Adicet’s product candidates, including future plans or expectations for ADI-001, potential safety, tolerability and therapeutic effects of ADI-001 and the timing of the interim clinical data from our Phase 1 trial of ADI-001 in NHL patients; the potential therapeutic effects of ADI-002; the contributions resulting from members of the board of directors; and Adicet’s growth as a company and its expectations regarding its uses of capital, expenses, future accumulated deficit and other fourth quarter and year end 2021 financial results. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of COVID-19 on Adicet’s business and financial results, including with respect to disruptions to our clinical trials, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy, including obtaining the requisite regulatory approvals on the expected timing, if at all; that positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; current or future clinical studies may fail to demonstrate adequate safety and efficacy of our product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; as well as those risks and uncertainties set forth in Adicet’s most recent annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC). For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and its periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Janhavi Mohite

Stern Investor Relations, Inc.

212-362-1200

Adicet Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenue—related party	$ 5,468	$ 5,410	$ 9,730	$ 17,903
Operating expenses:
Research and development	14,658	9,683	48,943	34,334
General and administrative	6,352	5,076	22,220	22,760
Total operating expenses	21,010	14,759	71,163	57,094
Loss from operations	(15,542)	(9,349)	(61,433)	(39,191)
Interest income	37	81	91	785
Interest expense	(25)	(50)	(176)	(134)
Other income (expense), net	(294)	221	(606)	(953)
Loss before income tax benefit	(15,824)	(9,097)	(62,124)	(39,493)
Income tax expense (benefit)	(11)	(139)	(125)	(2,815)
Net loss	$ (15,813)	$ (8,958)	$ (61,999)	$ (36,678)
Net loss per share attributable to common stockholders, basic and diluted	$ (0.47)	$ (0.46)	$ (2.00)	$ (5.01)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	33,912,230	19,618,469	30,952,152	7,319,977

Adicet Bio, Inc.

Balance Sheet Data

(unaudited)

(in thousands)

	December 31,
	2021	2020
Cash, cash equivalents and marketable debt securities	$ 277,544	$ 94,614
Working capital	266,121	77,857
Total assets	338,938	153,835
Contract liabilities—related party	4,805	13,980
Accumulated deficit	(168,324)	(106,325)
Total stockholders' equity (deficit)	303,129	109,827